Intellinetics, Inc. Board Announces

Murray Gross Retires from Board, Robert Schroeder becomes Board Chairman, Ari Kahn joins Board

COLUMBUS, OH – (October 6, 2017) – Intellinetics, Inc. (OTCQB: INLX), a cloud-based content services provider, announced that its Board of Directors has accepted the retirement of Board Chairman, Murray Gross, effective September 30, 2017. On October 5, 2017, the Board selected Board member Robert C. Schroeder to serve as Chairman. Further, Roger (Ari) Kahn joined the Board on October 5, 2017.

After serving as the Chairman of the Board since April 30, 2015, Murray Gross decided to retire, effective September 30, 2017. Gross co-founded Pennsylvania-based Busy Beavers Remodelers, which was acquired in 1972 by Cyclops Corporation, was the President & COO of Facelifters Home Systems from 1987-1996, which was acquired by AMRE for $44M, and founded US Home Systems in 1997, which was acquired by The Home Depot in 2012 for nearly $100M.

Robert C. Schroeder joined the Board of Directors on September 10, 2013 and has been instrumental in providing guidance on all matters related to financing, as well as accumulating a thorough understanding of the Enterprise Content Management (ECM) market and the Intellinetics value, strategy, and market opportunity. Schroeder assumed the role of Chairman of the Board on October 5, 2017. He has worked at Taglich Brothers, a full service brokerage firm specializing in microcap companies, for 24 years, and is Vice President – Investment Banking.

Ari Kahn joined the Board on October 5, 2017. Kahn brings a strong track record of software innovation, sales growth, and was the Co-Founder of FatWire Software, an ECM company which, upon achieving $42M in sales revenue, was acquired by Oracle for $163M. He has been President & CEO of Bridgeline Digital since 2015, and previously was a partner with Great Land Holdings.

Schroeder, Intellinetics Chairman of the Board of Directors, stated, “I want to thank Murray for his service as Chairman of the Board. It was a privilege to serve on the Board with him and Intellinetics is in a better spot than when he joined. The addition of Ari is strongly supported by the Board. All those we considered for the Board have the intellect, integrity, and drive required for the position. Ari stood apart as one who exceeded the bar we set for every criterion. I can’t wait to have him bring his energy at this important inflection point for the Company.”

James F. DeSocio, President & CEO of Intellinetics, added, “We will sorely miss Murray’s leadership, guidance, and deep understanding of business models. Simultaneously, we are pleased to retain Rob’s depth of experience with software companies at our stage, and welcome Ari’s relentless passion for innovation, revenue growth, and business strategy. We are starting an exciting new chapter for the Company with an amazing team.”

IntelliCloudTM – Powered by the Intel® NUC

IntelliCloud™ is a cloud-based content services platform that is optimized for work teams within organizations of any size who are stuck with paper in business-critical processes. Thousands and thousands of people at any given moment depend upon IntelliCloud to perform their work. IntelliCloud, which is strategically packaged with Intel® technology, provides Law Enforcement Grade security and compliance tools and is supported by a growing network of market-leading reseller partners. Resellers often attach IntelliCloud to the software, hardware, and/or services they already sell, without the sales or technical complexity of other less effective options in the market.

About Intellinetics, Inc.

Intellinetics, Inc. is a Columbus, Ohio-based content services software company. Its flagship IntelliCloudTM platform is ideal for embedded work teams in organizations of any size stuck in document-centric processes that are not optimized. IntelliCloud offers a painless way to merge those documents into digital workflows, increasing service levels, compliance and customer satisfaction while decreasing costs and risk. Intellinetics collaborated with Intel® to create its IntelliCloud Channel Program that enables resellers to easily embed IntelliCloud into the copiers, productivity software and services they already provide. IntelliCloud provides dealers a “deploy once, use many” innovation where one IntelliCloud customer sale/activation creates endless possibilities to add other software applications that deliver more value and increase revenue. For additional information, please visit: www.intellinetics.com.

Cautionary Statement

Statements in this press release which are not purely historical, including statements regarding future business and new revenues associated with any channel partner, distribution partner, reseller, or other relationship; Intellinetics’ future revenues and growth; market penetration; execution of Intellinetics’ business plan; and other intentions, beliefs, expectations, representations, projections, plans or strategies regarding future growth, financial results, and other future events are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in Intellinetics’ cash flow or adequacy of capital resources, market acceptance risks, the success of Intellinetics’ channel partners and distribution partners, technical development risks, and other risks and uncertainties discussed in Intellinetics’ most recent annual report on Form 10-K and subsequently filed Form 10-Qs and Form 8-Ks. Intellinetics cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Intellinetics disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Intellinetics on its website at www.intellinetics.com or at www.sec.gov.

CONTACT:

Joe Spain, CFO

Intellinetics, Inc.

614.921.8170 investors@intellinetics.com